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Exhibit 11.1

                                           Year Ended March 31,
                                      1997           1996            1995
Primary:
Actual net income (loss)             909,988     (3,614,067)       878,400

Add 6% (assumed T-Bill rate)
interest net of federal
income tax effect                                     45,643
                                  -----------------------------------------
Net income as adjusted for
calculation                           909,988     (3,568,424)       878,400
                                  =========================================
Average shares outstanding          4,425,073      2,774,421      2,176,301

Net effect of dilutive stock
options and warrants--based
on treasury stock method using
average market price                   10,986        476,621         17,690
Average shares outstanding         -----------------------------------------
as adjusted for calculation         4,436,059      3,251,042      2,193,991
                                   =========================================
Per share amount                        $0.21         ($1.10)         $0.40
                                   =========================================
Fully diluted:

Actual net income (loss)              909,988     (3,614,067)       878,400

Adjustment to reflect
additional earnings to reach            -            459,069        621,600
earnings targets

Adjustments to recognize
compensatory nature of
Preferred Stock                                                 (2,196,180)
 add 6% (assumed T-Bill rate)
interest net of federal
income tax effect                                       22,736
Net income as adjusted for             -------------------------------------
calculation                               909,988   (3,132,262)    (696,180)
                                       =====================================
Average shares outstanding              4,425,073    3,512,777    3,156,301

Net effect of dilutive stock
options and warrants--based
on treasury stock method using
ending market price (1995 )
average market price (1996 and 1997)        (433)       351,177      26,207
Average shares outstanding              -------------------------------------
as adjusted for calculation             4,424,640      3,863,954  3,182,508
                                        -------------------------------------
Per share amount                            $0.21         ($0.81)    ($0.22)
                                       ======================================